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                                                                    Exhibit 5.01

                                August 31, 1999



IDT Corporation
190 Main Street
Hackensack, New Jersey  07601

     Re:  IDT Corporation
     Registration Statement on Form S-3
     (File No. 333-       )
     -------------------------------------

Gentlemen:

     I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion with respect to the 1,101,702 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Shares being so registered will be offered and sold from time to time by the selling stockholders identified in the Company's Registration Statement on Form S-3. I have examined the proceedings relating to the issuance of the Shares.

     It is my opinion that all of the Shares, including the shares issuable upon exercise of employee stock options, upon their exercise in accordance with the terms of the applicable option agreements, are or will be legally issued Shares and are fully paid and non-assessable.

     I consent to the use of this Opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus which is a part thereof.

                              Very truly yours,


                              /s/ Joyce J. Mason
                              --------------------------------
                              Joyce J. Mason
                              General Counsel and Secretary